HARRIS & GILLESPIE CPA'S, PLLC
CERTIFIED PUBLIC ACCOUNTANT'S
3901 STONE WAY N., SUITE 202
SEATTLE, WA  98103
206.547.6050

Exhibit 16.1

May 8, 2015

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:   SEEN ON SCREEN TV, INC.

Dear Sirs/Madams:

The undersigned Harris & Gillespie CPA's, PLLC previously acted as independent accountants to audit the financial statements of Seen on Screen TV, Inc. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Item 4.01 included in the Form 8-K dated May 7, 2015 of Seen on Screen TV Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/S/ HARRIS & GILLESPIE CPA'S, PLLC